ECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2019
________________________________

A-MARK PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter) (Exact name of registrant as specified in its charter)

Delaware	001-36347	11-2464169
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

2121 Rosecrans Avenue Suite 6300 El Segundo, CA (Address of principal executive offices)	90245 (Zip code)

Registrant’s telephone number, including area code: (310) 587-1477

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which is registered
Common Stock, par value $0.01	AMRK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers

On November 22, 2019, A-Mark Precious Metals, Inc. (“A-Mark”) entered into a new employment agreement with Gregory N. Roberts, A-Mark’s Chief Executive Officer (the “CEO”). The new employment agreement will become effective July 1, 2020, except that certain compensation was granted or paid upon signing of the agreement. The new agreement will replace the CEO’s existing employment agreement upon its expiration on June 30, 2020.

Key terms of the new employment agreement:

•
The CEO will continue to be employed in that capacity from July 1, 2020 through June 30, 2023. Under the agreement, the CEO is permitted to continue to serve in executive capacities at Spectrum Group International, Inc. (“SGI”), for up to 20% of his working time.

•
Salary will be $560,000 per year during the employment term, which is the CEO’s current salary level. However, the salary level will be adjusted upward by 25% at such time as the CEO ceases to provide services to SGI and devotes full time to A-Mark.

•
The agreement provides to the CEO an opportunity to earn an annual incentive bonus, on terms similar to those in the existing agreement. Target bonus level is unchanged from the current level of 100% of salary earnable for achieving target performance.

•
Performance goals for the annual incentive will be based 75% on achievement of a pre-specified level of pre-tax profits (as defined) and 25% based on achievement of other qualitative and quantitative goals as determined by the Compensation Committee each year. For pre-tax profits performance at a specified threshold level, the CEO will earn 80% of the portion of target bonus based on pre-tax profits performance. For performance above target levels, the A-Mark Compensation Committee may exercise discretion to determine the final payout in excess of the target payout levels, up to a maximum of 150% of the target bonus. However, if A-Mark’s pre-tax profit for a fiscal year during the employment term is less than $10 million, the final annual incentive bonus will be determined entirely in the discretion of the Compensation Committee, regardless of the level of achievement of the pre-specified performance goals.

•	Under the new employment agreement, upon signing the CEO received the following compensation:

•
212,730 options to purchase A-Mark common stock. The options are non-qualified stock options with a maximum term of ten years. The stock options have an exercise price of $10.25 per share, the closing price of A-Mark common stock on November 22, 2019, and will vest and become exercisable as to one-third of the underlying shares at the end of each fiscal year of the employment term, subject to accelerated vesting in specified circumstances.

•
7,000 restricted stock units, with vesting based on achievement of a target level for the market price of A-Mark common stock by the end of the employment term, subject to accelerated vesting in specified circumstances.

•	$100,000.

All of the compensation granted or paid upon signing is subject to forfeiture or clawback if the CEO fails to remain in service at July 1, 2020.

•	Benefits under the new agreement will be similar to those under the current employment agreement.

•
Payments and benefits upon termination of employment are not materially different from those provided under the current employment agreement. These include severance and a pro rata bonus for the year of termination payable upon a termination of the CEO’s employment by the Company not for cause or by the CEO for good reason, as defined. Severance would consist of a lump sum payment equal to the annualized level of salary paid over the preceding 36 months plus the average annual incentive paid for the three completed fiscal years before the year of termination, but in any case not less than $1 million. In the case of a qualifying termination, the stock options and restricted stock units granted under the agreement would vest on an accelerated basis.

Item 9.01. Exhibits

(d) Exhibits:

Exhibit	Description
10.1	Employment Agreement, executed November 22, 2019, between A-Mark Precious Metals, Inc. and Greg Roberts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2019

A-MARK PRECIOUS METALS, INC.

By:    /s/ Carol Meltzer
Name:    Carol Meltzer
Title:    General Counsel and Secretary